For immediate release today (10/6) to Technology Corridor
and EK Media fax list.
Media contacts:
Gerard Meuchner               Anthony Sanzio
585-724-4513                  585-781-5481
Gerard.Meuchner@kodak.com     Anthony.Sanzio@kodak.com


Kodak Announces Intention to Offer Approximately $500
Million of Convertible Notes

ROCHESTER, NY, Oct. 6 - Eastman Kodak Company announced that it intends to offer, subject to market conditions and other factors, approximately $500 million of convertible senior notes to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933.
  These notes are expected to have a term of 30 years (with a right by the company to call them on or after seven years, and a right by holders to put their notes at various times on or after seven years) and will be convertible into Kodak common stock at a price to be determined by negotiations between Kodak and the initial purchasers of the notes. The terms of the offering are expected to include an option exercisable by the initial purchasers to purchase up to an additional $75 million in aggregate principal amount of the notes. These notes will be senior unsecured obligations of the company.
  The net proceeds from this offering will be used to repay a portion of Kodak's commercial paper borrowings and to partially fund the company's previously announced acquisition of PracticeWorks, Inc.
  This press release does not constitute an offer to sell or the solicitation of an offer to buy securities. The offering is being made only to qualified institutional buyers. The convertible senior notes have not been registered under the Securities Act of 1933 or state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

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Editor's Note: For additional information about Kodak, visit our web site on the Internet at: www.kodak.com

2003